Exhibit 99.1

CHANNELL ANNOUNCES 2005 FOURTH QUARTER AND FULL YEAR RESULTS

Temecula, Calif., April 17, 2006 – Channell Commercial Corporation. (Nasdaq: CHNL), a designer and manufacturer of telecommunications equipment supplied to operators of communications networks worldwide and water storage tanks distributed in markets throughout Australia, today announced financial results for the three months and twelve months ended December 31, 2005.

Fourth Quarter Results

Channell Commercial Corporation (the “Company”) reported fourth quarter 2005 net sales of $22.9 million, a 31.5% decrease compared to net sales of $33.5 million for fourth quarter 2004. The Company also reported a net loss of $(8.0) million for the fourth quarter 2005, or $(0.84) per basic and diluted share, as compared to net income of $0.5 million, or $0.05 per basic and diluted share, for the fourth quarter 2004. The reduction in net sales for the fourth quarter 2005 was driven by lower than expected net sales to major North American telcom and broadband customers. The reduction in net income was due mainly to lower gross profit from higher unanticipated material costs and lower net sales coupled with significantly higher income tax expense. The higher income tax expense in the quarter was the result of the Company booking a valuation allowance against net deferred tax assets in accordance with FASB Statement No. 109, Accounting for Income Taxes. This resulted in a non-cash increase in income tax expense of $(4.9) million, or approximately $(0.52) per basic and diluted share for both the fourth quarter and full year 2005. This one-time increase in income tax expense has no impact on the Company’s current or future cash flows from operations. Excluding the effect of this, fourth quarter net loss was $(3.1) million, or $(0.32) per basic and diluted share.

Gross profit for the fourth quarter 2005 was $6.0 million, or 26.0% of net sales, as compared to $8.8 million, or 26.3% of net sales, for the same period last year. The 32.3% decrease in gross profit dollars is primarily due to lower North American revenues, product mix, and material variances.

Total operating expenses for the fourth quarter 2005 were $8.8 million, or 38.2% of net sales, as compared to $8.2 million, or 24.5% of net sales, for fourth quarter 2004. Higher operating expenses in the fourth quarter of 2005 were a result of higher SG&A expenses along with higher freight costs related to the Bushman Tanks business.

William H. Channell, Jr., President and Chief Executive Officer of Channell Commercial Corporation commented, “The Company’s fourth quarter financials were significantly impacted by several large orders that did not materialize, coupled with a global unanticipated revenue slowdown. Although we believe these business opportunities will materialize and our global customer’s buying habits will return within the first half of 2006, Channell’s operating performance in the fourth quarter was unacceptable. However, in response to the downturn, we have reduced worldwide annual expenses by approximately $5.5 million. Although we acted with a sense of urgency to reduce our cost structure in response to these events, there was no way to completely mitigate the overhead absorption issues resulting from the lower net sales in the quarter. In addition to the lower than expected operating results, the quarter was also impacted by North American material and price variances directly related to the many raw material price increases we have elected not to pass on to our valued customers over the past sixteen months. As an industry leader, we made the decision to maintain our market share at the expense of having to manage through higher than anticipated material increases in the second half of 2005. Going forward, this will not be a luxury we can afford to continue as we work our way through 2006.”

Full Year Results

For the twelve months ended December 31, 2005, net sales were $113.5 million, a 13.4% increase compared to net sales of $100.1 million for the comparable period in 2004. The increase was due to the addition of Bushman Tanks for the full year partially offset by a decline in revenues in the Americas Segment due to lower sales of thermoplastic enclosures, primarily to Verizon. Gross profit for the twelve months ended December 31, 2005 increased to $32.5 million, or 28.6% of net sales, as compared to $28.0 million, or 27.9% of net sales, for the comparable period in 2004. The increase in gross profit dollars was primarily due to the addition of gross profit earned by Bushman Tanks. The overall increase in gross margin is due to an increase in the International segment that outweighed a decrease in the Americas segment. The increase in gross margin in the International segment is due primarily to the addition of Bushman Tanks, which has a higher gross margin than the Company’s other businesses. The decrease in the Americas segment resulted primarily from unabsorbed costs from lower sales volumes.

Operating expenses for the twelve months ended December 31, 2005 were $34.0 million compared to $24.5 million for the same period last year. The higher operating expenses were a result of higher SG&A expenses along with higher freight and sales commissions related to the Bushman Tanks business.

The Company reported a net loss of $(6.9) million for the twelve months ended December 31, 2005, or $(0.73) per basic and diluted share, as compared to net income of $3.6 million, or $0.39 per basic and diluted share, for the comparable period in 2004. The primary reasons for the decrease are the higher operating expenses and higher income tax expense in 2005, partially offset by higher gross profit in 2005, as described above. Excluding the impact of the one-time non-cash income tax valuation allowance that was recorded during the fourth quarter, full year net loss would have been $(2.0) million, or $(0.21) per basic and diluted share.

Liquidity

As of December 31, 2005, the Company had total cash and cash equivalents of $3.1 million, with $7.6 million in total outstanding debt and capital lease obligations. Compared to December 31, 2004, total cash and cash equivalents were lower by $2.3 million, with total outstanding debt lower by $1.2 million. Net cash provided by operating activities was $1.7 million for the full year 2005, compared to net cash provided by operating activities of $9.4 million for the same period last year. The reduction is due primarily to lower accounts payable driven by payments made to vendors who had extended payment terms at the end of 2004 and lower net income, partially offset by lower accounts receivable and inventories.

Days sales outstanding decreased to 33 days at December 31, 2005 from 37 days at December 31, 2004 as a result of improved collection efforts and lower net sales, while days inventory increased to 60 days at December 31, 2005, compared to 52 days inventory at December 31, 2004. Days payables were 46 days at December 31, 2005, down from 59 days at December 31, 2004. The decrease in days payables is primarily due to lower sales levels, as well as a higher percentage of product being produced in house versus being purchased.

Capital expenditures were $4.3 million during 2005 compared to $3.3 million in 2004. The increase in capital expenditures is due to increased capital expenditures in support of sales for telecom fiber-to-the-premises projects and other product expansion initiatives.

Business Outlook

Commenting on the Company’s business outlook, Mr. Channell concluded, “Looking ahead to 2006, we have continued to see softness in demand throughout the first quarter, and we anticipate preliminary revenues in excess of $24 million along with an expected operating loss in the first quarter. There are, however, positive indications that suggest more stable market conditions are beginning to return. This, coupled with the aggressive actions we have taken to reduce the Company’s cost structure, makes us optimistic that Channell will achieve profitability for the full year 2006, excluding the impact of accounting for stock option expense under SFAS 123R. We plan on providing more specific full year guidance when we report our first quarter results later next month.”

Conference Call and Webcast

A conference call with simultaneous webcast to discuss fourth quarter and full year 2005 financial results and Channell’s business outlook will be held today at 4:00 p.m. Eastern / 1:00 p.m. Pacific. Interested participants and investors may access the teleconference call by dialing 800-219-6110 (domestic) or 303-262-2137 (international). There will also be a live webcast of the call available on the Investors section of Channell’s web site at www.channellcomm.com. Webcast participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

Channell’s CEO William H. Channell, Jr., and CFO Jerry Collazo will be present to discuss Channell’s financial results, business highlights and outlook. After the live webcast, a replay will remain available in the Investor Relations section of Channell’s web site. A replay of the teleconference will be available at 800-405-2236 (domestic) or 303-590-3000 (international) through April 24, 2006; the conference ID is 11058520.

About Channell

Channell Commercial Corporation is a designer and manufacturer of telecommunications equipment supplied to communications network operators worldwide and water storage tanks distributed in markets throughout Australia. Major product lines include a complete line of thermoplastic and metal fabricated enclosures, advanced copper termination and connectorization products, fiber-optic cable management systems and polyethylene water storage tanks. Channell’s headquarters and U.S. manufacturing facilities are in Temecula, California. International operations include facilities in Toronto (Canada), London (U.K.) and various locations throughout Australia. Channell’s website is www.channellcomm.com.

Forward-Looking Statements

This news release contains statements that are not historical in nature and that may be characterized as “forward-looking statements” within the meaning of the securities laws.  Examples of forward looking statements would include statements about the expected future expenses and any other statements that are not historical facts.  These statements are based on management’s current expectation and are subject to a number of uncertainties and risks.  Actual results may differ materially.  Important factors that could cause actual results to differ materially from the Company’s estimates or projections contained in the forward-looking statements include, but are not limited to: (1) obsolescence of Company products resulting from technological change, (2) ability to anticipate changes in technology and industry standards in order to successfully develop and introduce new products, (3) dependence on a few customers for a large percentage of sales, (4) dependence on the telecommunications industry to represent a substantial portion of the Company’s total sales, (5) customer demand, (6) material costs and the availability of complementary products, (7) energy costs, (8) integration of acquired businesses, (9) delays in product development, (10) operating leverage, (11) seasonality and fluctuations in operating results and (12) worldwide economic conditions.  Such uncertainties are discussed further in the Company’s annual report/10K and S-1 filed with the Securities and Exchange Commission, which you are encouraged to review in connection with this release.

-   Financial Tables to Follow –

CHANNELL COMMERCIAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME

(amounts in thousands, except per share data)

	Twelve months ended		Three months ended
	December 31,		December 31,
	2005	2004	2005	2004

Net sales	$113,530	$100,134	$22,934	$33,496
Cost of goods sold	81,060	72,151	16,965	24,681

Gross profit	32,470	27,983	5,969	8,815

Operating expenses
Selling	19,872	14,279	4,805	4,971
General and administrative	11,374	8,584	3,391	2,545
Research and development	2,670	2,336	465	694
Restructuring charges	—	(690)	—	(4)
Impairment of fixed assets	97	—	97	—
	34,013	24,509	8,758	8,206
Income (loss) from operations	(1,543)	3,474	(2,789)	609

Interest expense, net	495	489	168	169

Income (loss) before income taxes	(2,038)	2,985	(2,957)	440

Income taxes (benefit)	5,012	(791)	5,247	(112)

Net income (loss) before minority interest	(7,050)	3,776	(8,204)	552

Minority interest	(170)	167	(179)	92

Net income (loss)	$(6,880)	$3,609	$(8,025)	$460

Net income (loss) per share

Basic	$(0.73)	$0.39	$(0.84)	$0.05

Diluted	$(0.73)	$0.39	$(0.84)	$0.05

Weighted number of shares outstanding

Basic	9,448	9,203	9,543	9,316

Diluted	9,448	9,223	9,543	9,364

Net income (loss)	$(6,880)	$3,609	$(8,025)	$460

Other comprehensive income, net of tax Foreign currency translation adjustments	(726)	1,050	(336)	1,220

Comprehensive net income (loss)	$(7,606)	$4,659	$(8,361)	$1,680

CHANNELL COMMERCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

December 31,

(amounts in thousands)

	2005	2004
ASSETS
Current assets
Cash and cash equivalents	$3,148	$5,453
Accounts receivable, net	8,317	13,936
Inventories	11,411	14,164
Prepaid expenses and other current assets	1,000	859
Income taxes receivable	67	1,323
Deferred income taxes	948	1,951
Total current assets	24,891	37,686

Property and equipment, net	18,929	19,301
Deferred income taxes	119	4,043
Goodwill	14,406	14,724
Intangible assets, net	1,477	1,763
Other assets	807	964
	$60,629	$78,481
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$8,677	$16,111
Short term debt (including current maturities of long term debt)	7,459	4,332
Current maturities of capital lease obligations	87	36
Accrued restructuring liability	—	150
Accrued expenses	5,494	7,619
Total current liabilities	21,717	28,248

Long-term debt, less current maturities	—	4,368
Capital lease obligations, less current maturities	78	104
Deferred gain on sale leaseback transaction	393	453
Commitments and contingencies	—	—
Minority interest	2,482	2,824

Stockholders’ equity
Preferred stock, par value $.01 per share, authorized—1,000 shares, none issued and outstanding	—	—
Common stock, par value $.01 per share, authorized—19,000 shares; issued — 9,608 in 2004 and 9,787 in 2005; outstanding - 9,364 shares in 2004 and 9,543 shares in 2005	98	96
Additional paid-in capital	30,750	29,671
Treasury stock — 244 shares in 2004 and 2005	(1,871)	(1,871)
Retained earnings	6,669	13,549
Accumulated other comprehensive income - Foreign currency translation	313	1,039
Total stockholders’ equity	35,959	42,484
	$60,629	$78,481

CHANNELL COMMERCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended December 31,

(amounts in thousands)

	2005	2004
Cash flows from operating activities:
Net income (loss)	$(6,880)	$3,609
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	4,480	4,752
Asset impairment charge	97	—
Gain on disposal of fixed assets	(6)	(22)
Amortization of deferred gain on sale leaseback	(60)	(60)
Deferred income taxes	4,924	109
Accounts receivable reserve	(44)	84
Inventory valuation reserve	473	415
Minority interest (loss)	(170)	167
Changes in assets and liabilities:
Accounts receivable	5,321	(1,321)
Inventories	1,885	(2,809)
Prepaid expenses and other current assets	(155)	248
Income taxes receivable	1,292	(1,238)
Other assets	(468)	(301)
Accounts payable	(6,930)	7,178
Restructuring liability	(141)	(2,810)
Accrued expenses	(1,946)	1,394
Net cash provided by operating activities	1,672	9,395

Cash flows from investing activities:
Purchase of property and equipment	(4,339)	(3,281)
Proceeds from sale of property and equipment	24	23
Business acquisitions, net of cash acquired	—	(16,767)
Net cash used in investing activities	(4,315)	(20,025)

Cash flows from financing activities:
Repayment of debt	(2,395)	(2,669)
Proceeds from issuance of long-term debt	—	7,233
Repayment of obligations under capital lease	(35)	10
Borrowings from credit facilities	1,550	—

Proceeds from minority investor	—	2,514
Exercise of employee stock options	1,081	295
Net cash provided by financing activities	201	7,383
Effect of exchange rates on cash	137	(827)

Decrease in cash and cash equivalents	(2,305)	(4,074)
Cash and cash equivalents, beginning of year	5,453	9,527
Cash and cash equivalents, end of year	$3,148	$5,453

Cash paid during the year for:
Interest	$499	$364
Income taxes	$148	$809
Issuance of common stock in business combination	$—	$714

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